UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
(AMENDMENT NO. 1)

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 16, 2010

NORTHERN STATES FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

000-19300
(Commission File Number)

Delaware	36-3449727
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1601 North Lewis Avenue
P.O. Box 39
Waukegan, Illinois  60085
(Address of Principal Executive Offices)

(847) 244-6000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.         Results of Operation and Financial Condition.

On February 24, 2010, Northern States Financial Corporation (the “Company”) released its fourth quarter and fiscal year 2009 results of operations.  Subsequent to the publication of its earnings release and in connection with the finalization of the preparation of its 2009 year end audited financial statements, the Company determined that it would be necessary to take an additional $1.7 million valuation allowance on its deferred tax asset (“DTA”).  The determination that an additional allowance was necessary was based in significant part on the receipt by management of notification from the Federal Deposit Insurance Corporation (the “FDIC”) and the Illinois Department of Financial and Professional Regulation (“IDFPR”) subsequent to February 24, 2010, that it would expect NorStates Bank (the “Bank”), the Company’s banking subsidiary, to enter into a Consent Order, as described further below.  The total DTA allowance recognized during 2009 was $13.7 million, and during the fourth quarter 2009 was $4.5 million.

As a result of the additional DTA allowance, the Company’s operating loss for fiscal 2009 was $35.6 million, or $8.94 per share, rather than $33.8 million, or $8.52 per share, as previously reported.  For the three months ended December 31, 2009, the Company net loss was $4.5 million, or $1.17 per share, rather than $2.8 million, or $0.75 per share, as previously reported.  Revised schedules including certain selected financial data for the quarter and year ended December 31, 2009 are attached as Exhibit 99.1 to this Report.

Item 8.01         Other Events.

Memorandum of Understanding.  As previously disclosed, following a joint examination of the Bank by the FDIC and the IDFPR, the Board of Directors of the Bank approved and signed on September 21, 2009, a memorandum of understanding (“MOU”) concerning its commitment to enhance certain areas of the Bank’s operation as identified during the regulators’ examination of the Bank.

The MOU provides an understanding among the FDIC, the IDFPR and the Bank, that the Bank will adopt written plans to:  (1) budget and monitor earnings, (2) monitor, improve and lessen risks from the Bank’s substandard assets, (3) correct loan administration weaknesses, and (4) restore Tier  1 capital to 8% of the Bank’s total assets should Tier 1 capital fall below that 8% level.  Under the MOU, the Bank reports to the FDIC and the IDFPR on a quarterly basis with respect to its progress on these matters.

Board Resolutions.  Also as previously disclosed, following a review of the Company by the Federal Reserve Bank of Chicago (the “Federal Reserve”), the Company’s Board of Directors adopted a Board Resolution dated November 17, 2009, whereby the Company agreed to obtain the written approval of the Federal Reserve prior to:  (1) paying dividends to its common or preferred stockholders, (2) increasing holding company debt or subordinated debentures issued in conjunction with trust preferred securities obligations, and (3) paying interest on its existing subordinated debentures.  In response, in November 2009, the Company notified the U.S. Treasury Department of its intent to suspend its dividend payments on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  The suspension of the dividend payments is permissible under the terms of the TARP Capital Purchase Program, but the dividend is a cumulative dividend and failure to pay dividends for six dividend periods would trigger board of director appointment rights for the holder of the Series A Preferred Stock.  Also, per the Board Resolution, in November 2009, the Company notified the trustee that holds the Company’s junior subordinated debentures relating to its trust preferred securities that the Company would be deferring its regularly scheduled quarterly interest payments.  The Company has the right to defer the payment of interest on the junior subordinated debentures at any time, for a period not to exceed 20 consecutive quarters.  During the deferral period, the Company may not pay any dividends on its common or preferred stock.

Consent Order.  During the fourth quarter of 2009, the FDIC and the IDFPR conducted a risk management review of the Bank.  As a result of that review, during the first quarter of 2010, the FDIC and the IDFPR advised management of their decision to propose that the Bank be required to enter into a joint Consent Order, whereby the Bank would agree, among other things, to:  (1) undertake an evaluation of the Bank’s current management and staffing needs, (2) maintain a Tier 1 capital to total assets ratio of at least 8% and a total risk-based capital ratio of at least 12%, (3) prohibit the extension of additional credit to any existing borrower with an outstanding classified loan or a loan that has been previously charged-off, (4) adopt written action plans to reduce the Bank’s level of classified assets and delinquent loans and to reduce concentrations of credit identified by the examiners, and (5) adopt a profit plan, a capital contingency plan and a liquidity plan.  A final Consent Order has not yet been negotiated.  Management is committed to resolving the issues addressed in both the MOU and the Consent Order as promptly as possible, and has already taken numerous steps to address these matters.  The Bank expects to report to the FDIC and the IDFPR quarterly regarding its progress in complying with the provisions to be included in the Consent Order.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description of Exhibit
99.1	Certain selected financial data for the quarter and year ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORTHERN STATES FINANCIAL CORPORATION
Date: March 16, 2010	By: /s/Brett Houston Brett Houston Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description of Exhibit
99.1	Certain selected financial data for the quarter and year ended December 31, 2009.